Exhibit 10.10

COBALT INTERNATIONAL ENERGY, INC.

LONG TERM INCENTIVE PLAN

Restricted Stock Award Agreement

IPO Award — Class B Interests

You have been granted restricted stock (this “Award”) on the following terms and subject to the provisions of Attachment A and the Cobalt Energy International, Inc. Long Term Incentive Plan (the “Plan”).  Unless defined in this Award agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full name]

Number of Shares Underlying Award	[•] Shares (to the extent not vested as of any applicable date, the “Restricted Shares”)

Grant Date	[Date of closing of IPO]

Vesting

Subject to Section 3 of Attachment A, the Restricted Shares shall [vest 60% upon the three year anniversary of the Participant’s date of hire and the remaining 40% upon the four year anniversary of the Participant’s date of hire (each such date, a “Scheduled Vesting Date”) if the Participant does not experience a Termination of Service at any time prior to the applicable Scheduled Vesting Date (the “Service Condition”).](1)

(1) If the initial 60% has vested prior to the grant date, the bracketed language should be replaced with the language set forth below and certain conforming changes made in the rest of the agreement:

“fully vest on the four year anniversary of the Participant’s date of hire (the “Scheduled Vesting Date”) if the Participant does not experience a Termination of Service at any time prior to the Scheduled Vesting Date (the “Service Condition”).”

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to:  [Full name]

Section 1.  Grant of Restricted Stock Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants Restricted Stock to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Issuance of Shares.

(a)           The Restricted Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.  In the event that any stock certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b)           Voting Rights.  The Participant shall have voting rights with respect to the Restricted Shares.

(c)           Dividends.  All cash and other dividends and distributions, if any, that are paid with respect to any Restricted Shares shall be withheld by the Company and paid to the Participant, without interest, only when, and if, the Restricted Shares become vested in accordance with this Agreement.

(d)           Transferability.  Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.

(e)           Section 83(b) Election.  If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the  Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the fair market value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax.  The form for making a Section 83(b) election is attached as Attachment B.  The Participant acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is his or her sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f)            Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which a withholding obligation arises, a number of vested Shares owned and designated by the Participant having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the fair market value of the Shares transferred to the Company as provided above.

Section 3.  Vesting of Restricted Shares.

(a)           Termination of Service.

(i)            Death or Disability.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, the Restricted Shares shall fully vest as of the date of such termination.

(ii)           Any Other Termination of Service.  In the event of the Participant’s Termination of Service at any time for any reason (other than due to the Participant’s death or Disability), the Restricted Shares shall be forfeited in their entirety as of the date of such termination without any payment to the Participant.  [[If the Participant is subject to a lock up of fewer than five years:] Notwithstanding the foregoing, if the restrictions contained in the Lock Up Agreement entered into by the Participant with respect to Shares or Restricted Shares issued to the Participant in connection with the initial public offering of Shares (the “IPO”) expired on or prior to the date of such termination, the Restricted Shares shall fully vest; provided that such vested Shares may not be Transferred (as defined below) until the Scheduled Vesting Date applicable to such Shares and shall be subject to forfeiture if the Participant materially breaches the non-competition agreement entered into by the Participant as of the date hereof and attached hereto as Attachment C.  “Transfer” means (a) offer, sell, pledge or hypothecate any legal or beneficial interest, including the grant of an option or other right, or otherwise transfer or enter into an agreement to do so or (b) enter into any hedge, swap or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership (whether such transaction is settled by delivery of cash, shares or otherwise).]

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service other than by the Company for Cause, the Committee may, in its sole discretion, accelerate the vesting or waive any term or condition (including the Service Condition) of this Agreement, subject to such terms and conditions as the Committee deems appropriate, with respect to all or a portion of the Restricted Shares.

(b)           Change in Control.  If a Change in Control occurs at any time, the Restricted Shares shall fully vest as of the date of such Change in Control.

(c)           Committee’s Failure to Grant Specified Awards.  The Restricted Shares shall fully vest as of the third anniversary of the IPO if, during the period commencing on the Grant Date and ending on the third anniversary of the IPO, the Committee has not granted Awards under the Plan with terms substantially similar to the terms set forth in the form of restricted stock award agreement appended to the Reorganization Agreement as Exhibit A-3 (other than Section 4(c) of such agreement) with respect to [•] Shares in the aggregate.  For the avoidance of doubt, IPO Awards granted under the Plan shall not constitute Awards granted for purposes of this Section 4(c)).

(d)           Effect of Vesting.  Subject to the provisions of this Agreement, upon the vesting of Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse, and subject to any applicable Lock Up Agreement, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares, along with any dividends and other distributions that were paid with respect to such Shares but withheld pending vesting, to the Participant.  Subject to any applicable Lock Up Agreement, such Shares shall be delivered by transfer to the Depository Trust Company for the benefit of the Participant or by delivery of a stock certificate registered in the Participant’s name.

Section 4.  Miscellaneous Provisions.

(a)           Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Cobalt International Energy, Inc.

Two Post Oak Central

1980 Post Oak Blvd., Suite 1200

Attention: [General Counsel]

Facsimile: [number]

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)           Entire Agreement.  This Agreement, the Plan, and any other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)           Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)           Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)           Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

(h)           Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the Restricted Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i)            Governing Law.  The Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j)            Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4(a) shall be deemed effective service of process on such party.

(k)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.

By:
Name:
Title:

[Name of Participant]

Attachment B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	The taxpayer performing the services is:

Name:
Address:
Social Security Number:

(2)	The property with respect to which the election is being made is shares (the “Restricted Shares”) of common stock, par value $.01 per share, of Cobalt International Energy, Inc. (the “Company”)

(3)	The Restricted Shares were transferred on .

(4)	The taxable year in which the election is being made is the calendar year .

(5)

The Restricted Shares are not transferable and are subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code until and unless specified conditions are satisfied or a specified event occurs, in each case as set forth in the Company’s Long Term Incentive Plan and the Restricted Stock Award Agreement pursuant to which the Restricted Shares were issued.

(6)	The fair market value of the Restricted Shares at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)	The amount paid by the taxpayer for the Restricted Shares is $ per share.

(8)	A copy of this statement has been furnished to the Company, for whom the taxpayer will be performing services underlying the transfer of the Restricted Shares.

(9)	This statement is executed on .

Spouse (if any)	Taxpayer

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Restricted Stock Award Agreement.  This filing should be made by registered or certified mail, return receipt requested.  You are also required to (i) deliver a copy of this statement to the Company and (ii) attach a copy of this statement to your federal income tax return for the taxable year that includes the grant date (and may also be required to attach a copy of this statement to your state income tax return for such year).  You should also retain a copy of this statement for your records.

Attachment C

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) dated as of [•], 20    , is made by and between COBALT INTERNATIONAL ENERGY, INC., a Delaware corporation (together with its subsidiaries, the “Company”), and [•] (“Employee”).

RECITALS

WHEREAS, pursuant to a restricted stock award agreement (the “Restricted Stock Award Agreement”), dated as of the date hereof, and the Company’s Long Term Incentive Plan (the “LTIP”), the Company has granted to Employee [•] Restricted Shares (as defined in the Restricted Stock Award Agreement); and

WHEREAS, the Company and Employee agree to the restrictions set forth in this Agreement for the consideration set forth in Section 1(a) and for the Company’s agreement to vest the Restricted Shares upon Employee’s Termination of Service (as defined in the LTIP) pursuant to Section 3(a)(ii) of the Restricted Stock Award Agreement (from the date of such termination through the applicable Scheduled Vesting Date, such Restricted Shares are referred to as the “Non-Competition Shares”).

Unless defined in this Agreement, capitalized terms will have the meanings assigned to them in the Restricted Stock Award Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the Company and Employee agree as follows:

Section 1.  Non-Competition and Non-Solicitation.

(a)        Employee and the Company agree to the restrictive covenants contained in this Agreement:  (i) in consideration for the confidential information provided by the Company to Employee during the course of his or her employment with the Company; (ii) as part of the consideration for the Restricted Shares issued to Employee in connection with the IPO; (iii) to protect the (A) trade secrets and confidential information of the Company disclosed or entrusted to Employee by the Company and (B) business goodwill of the Company developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company; and (iv) as an additional incentive for the Company to enter into the Restricted Stock Award Agreement.

(b)   Subject to the exceptions set forth in the last sentence of this Section 1(b), Employee shall not at any time during the period (the “Restricted Period”) commencing on the date of his or her Termination of Service and ending on the final Scheduled Vesting Date, directly or indirectly engage in, have any equity interest in, be affiliated with, or manage or operate any person, firm, corporation, partnership, entity or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in any business that competes with any Business (as defined below) of the Company in the states within the United States (or District of Columbia, if applicable) and in the geographic regions outside of the United States (i) in which the Company conducts operations or (ii) with respect to which the Company devotes more than de minimis resources in the furtherance of the Business; provided, however, that Employee shall be permitted to acquire a passive stock interest in such a business if the stock acquired is publicly traded and is not more than two percent of the outstanding interest in such business.  Notwithstanding the foregoing or anything to the contrary in this Agreement, it shall not be a violation of this Section 1 for Employee to (i) provide services to any person or entity engaged in the Business if Employee is not involved, directly or indirectly, in the management, supervision or operations of the Business (including by reason of any individual reporting to Employee) and the gross revenues generated by the Business do not constitute more than 33% of the consolidated gross revenues of such person or entity and its affiliates and (ii) provide services to or otherwise be affiliated with a venture capital or private equity firm that holds investments in entities engaged in the Business if Employee is not involved, directly or indirectly, in the identification, evaluation, recommendation, acquisition, management, operation, supervision or disposition of such investments, and the gross revenues generated by such Business do not constitute more than the 33% of the consolidated gross revenues of such firm and its affiliates.  “Business” means the exploration for, and the development and production of, oil and natural gas and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the period of Employee’s employment with the Company; provided that any business or endeavor shall cease to be the “Business” if the Company is not or ceases to be engaged in such business or endeavor.

(c)           During the Restricted Period, Employee shall not, directly or indirectly, recruit or otherwise solicit or induce any employee of the Company, except on behalf of the Company, to (i) terminate his or her employment with the Company or (ii) establish any relationship with Employee or any of his or her affiliates for any business purpose competitive with the Business of the Company, provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target any employee of the Company.

(d)           Employee and the Company agree that the foregoing restrictions are reasonable under the circumstances, are necessary to protect the Company’s legitimate business interests and that any breach of such restrictions would cause irreparable injury to the Company.  Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the United States and outside the United States during the Restricted Period but acknowledges that he or she will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions.  Further, Employee acknowledges that his or her skills are such that he or she can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent him or her from earning a living.  Nevertheless, in the event that any of the foregoing restrictions shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e)           Employee hereby represents to the Company that he or she has read and understands, and agrees to be bound by, the foregoing restrictions.  Employee acknowledges that the geographic scope and duration of the foregoing restrictions are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company’s operations of, and in, the Business, (ii) Employee’s level of control over and contact with the Company’s operations of, and in, the Business in all jurisdictions in which it is conducted, (iii) the geographic breadth in which the Company conducts the Business and (iv) the amount of consideration (including confidential information and trade secrets) that Employee is receiving from the Company.

(f)            In consideration of the Company’s promises herein, during the Restricted Period, Employee promises to disclose to the Company any employment, consulting or other service relationship that her or she enters into after the termination of his or her employment with the Company for any reason.  Such disclosure shall be made within seven business days after Employee enters into such employment, consulting or other service relationship.  Employee expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or recipient of Employee’s services and to take any steps the Company deems necessary to enforce this Agreement.

Section 2.  Nondisclosure of Confidential and Proprietary Information.

(a)           Except in connection with the faithful performance of Employee’s duties for the Company or pursuant to Section 2(c) or (d), Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, (i) use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any (A) confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company, whether in tangible or intangible form) or (B) confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment or (ii) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and materially affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)           Upon the termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents and electronically stored information, in each case, that are confidential or proprietary to the Company, or any other confidential or proprietary documents (including electronically stored information) concerning the Company’s customers, business plans, strategies, products or processes.

(c)   Employee may respond to a lawful and valid subpoena or other legal process relating to the business of the Company or the performance of his or her duties on behalf of the Company but shall (i) give the Company prompt notice thereof, (ii) make available to the Company and its counsel the documents and other information sought that are not subject to a binding confidentiality agreement and (iii) assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)   Nothing in this Agreement shall prohibit Employee from (i) disclosing information and documents when required by law, subpoena, court order or legal process, (ii) disclosing information and documents to his or her immediate family members or, for the purpose of securing legal or tax advice, attorney or tax adviser (provided that the persons to whom such disclosures are made shall be informed of their obligation to maintain the strict confidentiality of any information provided to them), (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer or person or entity to whom he or she may provide consulting services, or (iv) retaining, at any time, his or her personal correspondence and rolodex or address book and documents related to his or her own personal benefits, entitlements and obligations.

Section 3.  Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the period of his or her employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Employee hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

Section 4.  Non-Disparagement.  During Employee’s employment with the Company and following termination of his or her employment with the Company for any reason, (i) Employee agrees not to disparage in any material respect the Company any of its products or practices, or any of its directors, officers, agents, representatives, members, partners or stockholders, either orally or in writing, and (ii) the Company agrees that it will (x) not make any formal statements that disparage in any material respect Employee and (y) use commercially reasonable efforts to advise its directors and officers not to disparage in any material respect Employee.

Section 5.  Remedy for Breach.  In the event of Employee’s material breach of the restrictions contained in this Agreement, the Non-Competition Shares (other than any such shares that prior to such material breach were transferred pursuant to Section 6) shall be forfeited in their entirety without any payment to Employee; it being understood that the Company shall have no other remedy in the event of Employee’s breach of such restrictions.  For the avoidance of doubt, in the event of Employee’s material breach of the restrictions contained in this Agreement, any of the Restricted Shares that would have vested upon a Scheduled Vesting Date that occurred prior to the date of such material breach had Employee’s employment with the Company continued through such Scheduled Vesting Date shall not be subject to forfeiture.

Section 6.  Withholding and Taxes.  The Company shall permit Employee to satisfy any withholding obligation that becomes due with respect to the vesting of the Non-Competition Shares (or any dividend or distribution thereon) in connection with Employee’s Termination of Service, if applicable, by transferring to the Company pursuant to such procedures as the Company may require, effective as of the date on which such withholding obligation arises, a number of the Non-Competition Shares having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld.  The Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of Employee, an amount of cash withholding equal to the fair market value of such number of the Non-Competition Shares so transferred to the Company.  In addition, to the extent that the amount of the income taxes arising from such vesting of the Non-Competition Shares (or any dividend or distribution thereon) exceeds the amount withheld upon such vesting, Employee shall be permitted to transfer a number of the Non-Competition Shares having an aggregate fair market value as of the date of such transfer equal to such excess.

Section 7.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

EMPLOYEE

By:
Name:
Title:

COBALT INTERNATIONAL ENERGY, INC.

By:
Name:
Title: